EXHIBIT 5

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 5/21/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
4/4/2025	Buy	212	9.29
4/7/2025	Buy	8,563	9.22
4/11/2025	Buy	59,775	8.60
4/21/2025	Buy	26,590	8.70
4/22/2025	Buy	400	8.72
4/29/2025	Buy	15,764	8.89
4/30/2025	Buy	100	8.91
5/2/2025	Buy	7,434	8.94
5/5/2025	Buy	400	8.93
5/13/2025	Buy	16,191	8.99
5/14/2025	Buy	7,012	8.99
5/16/2025	Buy	12,450	8.98
5/19/2025	Buy	4,836	8.95
5/21/2025	Buy	81,590	8.90